Exhibit 99.2

FIRST AMENDMENT TO INDEMNIFICATION AGREEMENT,

WAIVER AND RELEASE

This First Amendment to Indemnification Agreement, Waiver and Release (this “Amendment”) is made as of June 23, 2019, by and between PCM, Inc., a Delaware corporation (the “Company”) and             (the “Indemnitee”).

WHEREAS, the Company and the Indemnitee entered into that certain Indemnification Agreement, dated October 22, 2018 (the “Agreement”);

WHEREAS, on the date hereof, the Company is entering into that certain Agreement and Plan of Merger by and among, the Company, Insight Enterprises, Inc. and Trojan Acquisition Corp. (the “Merger Agreement”); and

WHEREAS, in connection with the entry into the Merger Agreement, the Company and the Indemnitee now desire to amend the terms of the Agreement as set forth herein and the Indemnitee, at the Company’s request, desires to waive certain terms and release certain potential claims in respect of the Agreement and this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Amendment, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.              As used in this Amendment, capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

2.              Section 2(c) of the Agreement shall be amended by deleting the text therein in its entirety and inserting “Reserved.” in lieu thereof.

3.              Section 2(j) of the Agreement shall be amended by deleting the text therein in its entirety and inserting “Reserved.” in lieu thereof.

4.              Section 7(a) of the Agreement shall be amended by deleting the text therein in its entirety and inserting the following in lieu thereof:

The Company shall indemnify the Indemnitee (i) as provided in this Agreement and (ii) subject to the provisions of this Agreement, to the fullest extent permitted by applicable law.

5.              Section 10(b) of the Agreement shall be amended by deleting the text therein in its entirety and inserting the following in lieu thereof:

(i)  Indemnitee shall promptly notify the Company in writing of being served with any summons, citation, subpoena, complaint, indictment, or similar written document relating to any Proceeding which the Company could be obligated to indemnify Indemnitee under this Agreement or the Charter or Bylaws or for which Indemnitee could seek advancement of Expenses under this Agreement or the Charter or Bylaws; provided that, notwithstanding anything in this Agreement to the contrary, the failure by Indemnitee to timely notify the Company hereunder shall not relieve the Company from any liability hereunder or the Charter or Bylaws except to the extent the Company’s ability to defend any Proceeding was materially and adversely affected thereby.

(ii) The Company will be entitled to participate in any Proceeding at its own expense.

6.              Section 13(d) of the Agreement shall be amended by deleting the text therein in its entirety and inserting the following in lieu thereof:

The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 13 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

7.              Section 13(e) of the Agreement shall be amended by deleting the text therein in its entirety and inserting the following in lieu thereof:

The Company shall indemnify Indemnitee against any and all Enforcement Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefor) advance such Enforcement Expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advancement from the Company under this Agreement, the Bylaws or under any directors’ and officers’ liability insurance policies maintained by the Company; provided that Indemnitee hereby undertakes to repay such Enforcement Expenses to the extent that (and Indemnitee shall not be entitled to indemnification of Enforcement Expenses to the extent that) Indemnitee is not successful in such action (with Indemnitee’s obligation to repay advances and the Company’s obligation to indemnify appropriately prorated, in the event the Indemnitee is only entitled to receive part but not all of such Enforcement Expenses).

8.              Section 14(a) of the Agreement shall be amended by deleting the text therein in its entirety and inserting the following in lieu thereof:

The rights of indemnification and to receive advancement as provided by this Agreement shall, except as provided in Section 21, not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Charter, the Bylaws, any agreement, a vote of stockholders or by resolutions of directors, or otherwise.  No amendment, alteration or repeal of this Agreement or of any provision hereof (other than this Amendment) shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her Corporate Status prior to such amendment, alteration or repeal.  To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement than would be afforded currently under the Charter, Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.  No right or remedy herein conferred is intended to be exclusive of any other rights or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

9.              Section 14(b) of the Agreement shall be amended by deleting the text therein in its entirety and inserting the following in lieu thereof:

For the duration of Indemnitee’s service as a director or officer of the Company, and until the termination of this Agreement in accordance with its terms, the Company shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect a policy or policies of directors’ and officers’ liability insurance providing coverage for directors and/or officers of the Company that is at least substantially comparable in scope and amount to that provided by the Company’s policies of directors’ and officers’ liability insurance in effect as of the date of this Agreement.  If, at the time of receipt of a notice of a claim pursuant to the terms of this Agreement, the Company has directors’ and officers’ liability insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

10.       Section 15 of the Agreement shall be amended by deleting the text therein in its entirety and inserting the following in lieu thereof:

Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (a) ten (10) years after the date that Indemnitee shall have ceased to serve as a director or officer of the Company or (b) one (1) year after the final termination of any Proceeding, including any appeal, then pending in respect of which Indemnitee is granted rights of indemnification or advancement hereunder and of any proceeding, including any appeal, commenced by Indemnitee pursuant to Section 13 of this Agreement relating thereto. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and his or her heirs, executors and administrators. The Company shall require and cause any successor, and any direct or indirect parent of any successor, whether direct or indirect by purchase, merger, consolidation or otherwise, to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

11.       Section 17(b) of the Agreement shall be amended by amending the proviso thereof to read in its entirety as follows: “provided, however, that this Agreement is a supplement to and in furtherance of the Charter, the Bylaws, the Agreement and Plan of Merger dated as of June 23, 2019 by and among the Company, Insight Enterprises, Inc. and Trojan Acquisition Corp., and applicable law, and shall not, except as provided in Section 21, be deemed a substitute therefor, nor diminish or abrogate any rights of Indemnitee thereunder.”

12.       Section 17(c) of the Agreement shall be amended by deleting the text therein in its entirety.

13.       Section 21 of the Agreement shall be amended by (i) adding “(other than by operation of this Agreement)” following “whatsoever”, (ii) designating the first paragraph thereof as paragraph (a) and (iii) inserting a new paragraph (b) to read in its entirety as follows:

Settlements. Anything in this Agreement or the Charter or Bylaws to the contrary notwithstanding, the Company shall have no obligation to indemnify the Indemnitee pursuant to this Agreement for any amounts paid by or on behalf of the Indemnitee in settlement of any Proceeding, unless the Company has consented in writing to such settlement, which consent shall not be unreasonably withheld, conditioned or delayed.  The Company shall not settle any claim in any manner that, after taking into consideration the provisions of this Agreement, the Charter and the Bylaws, would result in any fine payable solely by the Indemnitee or impose any obligation on the Indemnitee without the Indemnitee’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

14.       The Company and the Indemnitee hereby agree that the foregoing amendments to the Agreement shall be effective with respect to any and all claims for indemnification or advancement of expenses by the Indemnitee, whether arising in respect of any action taken or omitted by the Indemnitee prior to or after the effectiveness of this Amendment.

15.       Pursuant to and in accordance with Section 18 of the Agreement, the Indemnitee and the Company each hereby irrevocably waive any and all rights or entitlements that may exist for each to rely on the provisions of Section 14(a) of the Agreement as in effect prior to the effectiveness of this Amendment regarding the effect of this Amendment on the rights of the Indemnitee as to indemnification or advancement of expenses in respect of any action taken or omitted by the Indemnity prior to the effectiveness of this Amendment.

16.       The Indemnitee hereby irrevocably releases any and all claims, matters, demands, rights and causes of action, liabilities, controversies, judgments and suits of any kind whatsoever at law or in equity that he has or may thereafter have or claim to have, regardless of when arising, against the Company with respect to the validity and effectiveness of this Amendment, including, without limitation, any claims that the Indemnitee is entitled to greater or different indemnification or advancement of expenses as a result of the provisions of this Agreement that are no longer effective by reason of this Amendment with respect to an action taken or omitted by the Indemnitee prior to the effectiveness of this Amendment pursuant to the provisions set forth in Section 14(a) of the Agreement as in effect prior to the effectiveness of this Amendment.

17.       Except as specifically amended or waived by this Amendment, (a) all of the terms and conditions in the Agreement shall continue in full force and effect, and (b) nothing contained in this Amendment shall amend, modify or otherwise affect the Agreement or any party’s rights or obligations contained therein.

18.       This Amendment is being executed by the parties hereto and shall be binding upon each of the parties, and their respective successors and assigns, for the uses and purposes set forth herein.  Any dispute arising under this Amendment shall be addressed in accordance with Section 22 of the Agreement.  This Amendment shall be governed by the substantive laws of the State of Delaware, without regard to any choice or conflict of law provision or result (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Subject to Section 17(b) of this Agreement (as amended hereby), this Amendment and the Agreement constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter.  This Amendment may be executed in two or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more of such counterparts shall have been signed by each party and delivered (by facsimile, email, PDF or otherwise) to the other party.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date set forth above.

PCM, INC.

By:
Name:
Title: